Exhibit 10.4
CERTAIN INFORMATION IN THIS DOCUMENT, MARKED BY [**], HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEM 601(b)(10)(iv). SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
Alnylam – Tekmira – Protiva – UBC – AlCana
Supplemental Agreement
Effective July 27, 2009

This Supplemental Agreement is made by and among Alnylam Pharmaceuticals, Inc. (“Alnylam”), Tekmira Pharmaceuticals Corporation (“Tekmira”), Protiva Biotherapeutics Inc., a wholly-owned subsidiary of Tekmira (“Protiva”), the University of British Columbia (“UBC”), and AlCana Technologies, Inc. (“AlCana”), as of the effective date stated above.

Background
A.Alnylam, UBC, AlCana, Tekmira and Protiva have a variety of relationships with one another, including the following:

1.UBC has, pursuant to a License Agreement between Tekmira (as successor in interest to INEX Pharmaceutical Corporation) and UBC dated effective July 1, 1998, as amended by an Amendment Agreement dated effective as of July 11, 2006, and a Second Amendment Agreement dated effective January 8, 2007 (the “UBC-Tekmira License Agreement”), granted Tekmira an exclusive license to certain Technology (as such term is defined therein).
2.Tekmira has, pursuant to a Sublicense Agreement dated effective January 8, 2007 between Tekmira (as successor in interest to INEX Pharmaceutical Corporation) and Alnylam (“UBC Sublicense Agreement”), exclusively sublicensed certain of this Technology to Alnylam.
3.AlCana has been formed and is staffed in part by former Tekmira employees. These individuals are bound by the agreements listed on Exhibit A (collectively, the “Employment Agreements”) that, among other things, bind them not to use or disclose certain Tekmira (or Protiva) confidential information or trade secrets.
4.Alnylam, UBC and AlCana desire to enter into a lipid discovery collaboration pursuant to the Sponsored Research Agreement dated of even date herewith (“Research Agreement”), a copy of which is attached to this Supplemental Agreement as Exhibit B, and desire to begin work under the Research Program as soon as possible.
5.Alnylam has entered into Consulting Agreements with the individuals defined in the Research Agreement as “Consultants” (the “Consulting Agreements”), redacted copies of which have been provided to Tekmira and Protiva.
6.Alnylam has, pursuant to the Amended and Restated License and Collaboration Agreement between Tekmira and Alnylam effective as of May 30, 2008 (the “Alnylam-Tekmira License Agreement”), granted to Tekmira an exclusive license to certain Alnylam intellectual property for the purpose of developing certain products directed to the targets identified pursuant to the Alnylam-Tekmira License Agreement.
7.Alnylam has, pursuant to the Amended and Restated Cross-License Agreement between Alnylam and Protiva dated May 30, 2008 (the “Alnylam-Protiva License Agreement”), granted to Tekmira a non-exclusive license to certain Alnylam intellectual property for the purpose of developing certain products directed to the targets identified pursuant to the Alnylam-Protiva License Agreement.

B.In addition to the relationships described by the foregoing (and others), Alnylam, UBC, AlCana, Tekmira and Protiva intend to enter into a new arrangement which will be governed by this Supplemental Agreement and, the extent provided herein, the Research Agreement attached hereto. For clarity, the parties do not intend that anything in this Supplemental Agreement or the Research Agreement will constitute any extension or renewal of the “Collaboration” or the “Collaboration Term” as defined in the Alnylam-Tekmira License Agreement.

C.Capitalized terms used, but not otherwise defined, in this Supplemental Agreement shall have the meanings ascribed to such terms in the Research Agreement.

D.It is the intention of Alnylam, UBC, AlCana, and the understanding of Tekmira and Protiva, that Alnylam will fund research, described by a research plan, which research will be performed by Alnylam, AlCana, and UBC under the Research Agreement.

E.The intellectual property rights arising out of that research will be governed as set forth in this Supplemental Agreement and the Research Agreement. For clarity, but subject in all cases to the operative provisions of this Supplemental Agreement and the Research Agreement, it is the intention of the foregoing parties that the rights resulting from the research to be performed in accordance with this Supplemental Agreement and the Research Agreement, and the licenses and assignments described in this Supplemental Agreement and the Research Agreement, result in the following intellectual property rights, in principal outline:

1.Alnylam will have (subject to the rights granted by it hereunder to one or more of the other parties):
i.exclusive rights, with unlimited rights to sublicense, to any such intellectual property in the Field of Use,
ii.exclusive rights, with unlimited rights to sublicense, to intellectual property invented solely by Alnylam in all fields of use, including without limitation the Supplemental Field, and
iii.non-exclusive rights, with unlimited rights to sublicense, to intellectual property invented jointly by Alnylam, on the one hand, and UBC and/or AlCana, on the other hand, in all fields of use, including without limitation the Supplemental Field;
2.AlCana will have (subject to the rights granted by it hereunder to one or more of the other parties):
i.exclusive rights, with unlimited rights to sublicense, to intellectual property invented solely by AlCana in all fields of use, including without limitation, the Supplemental Field, but specifically excluding the Field of Use, in which Field of Use rights may be exercised exclusively by Alnylam, and
ii.non-exclusive rights to intellectual property invented jointly by AlCana, on the one hand, and UBC and/or Alnylam, on the other hand, in all fields of use, including without limitation the Supplemental Field, but specifically excluding the Field of Use, in which Field of Use rights may be exercised exclusively by Alnylam;

3.UBC will have (subject to the rights granted by it hereunder to one or more of the other parties):
i.exclusive rights, with unlimited rights to sublicense, to intellectual property invented solely by UBC in all fields of use, including without limitation the Supplemental Field, but specifically excluding the Field of Use, in which Field of Use rights may be exercised exclusively by Alnylam, and
ii.non-exclusive rights to intellectual property invented jointly by UBC, on the one hand, and AlCana and/or Alnylam, on the other hand, in all fields of use, including without limitation the Supplemental Field, but specifically excluding the Field of Use, in which Field of Use rights may be exercised by Alnylam;
4.Tekmira will have:
i.exclusive rights to use intellectual property invented by AlCana and/or UBC under the Research Agreement (whether or not Alnylam is also an inventor of such intellectual property) in the Field of Use for the targets identified pursuant to the Alnylam-Tekmira License Agreement, with the sublicense rights described in the Alnylam-Tekmira License Agreement, and
ii.non-exclusive rights to use intellectual property invented by AlCana and/or UBC under the Research Agreement (whether or not Alnylam is also an inventor of such intellectual property) in the Supplemental Field for use against any target, with the sublicense rights described herein.
5.Protiva will have:
i.non-exclusive rights to use intellectual property invented by AlCana and/or UBC under the Research Agreement (whether or not Alnylam is also an inventor of such intellectual property) in the Field of Use for the targets identified pursuant to the Alnylam-Protiva License Agreement, with the sublicense rights described in the Alnylam-Protiva License Agreement, and
ii.non-exclusive rights to use intellectual property invented by AlCana and/or UBC under the Research Agreement (whether or not Alnylam is also an inventor of such intellectual property) in the Supplemental Field for use against any target, with the sublicense rights described herein.

F.It is also the intention of the foregoing parties that the intellectual property rights of Alnylam arising out of the Consulting Agreements will be licensed to AlCana exclusively in the Supplemental Field, and further sublicensed by AlCana to Tekmira and Protiva non-exclusively in the Supplemental Field.

G.The foregoing Sections E and F are statements of intent only. They are intended to elucidate the end result of the complicated licenses and assignments described herein, and are not intended to replace any of the specific language or structures described in this Supplemental Agreement, the Research Agreement or any of the foregoing agreements.
Agreement
The parties to this Supplemental Agreement, for good and sufficient consideration acknowledged to be received, hereby agree as follows:

1.Licenses to UBC Controlled IP. All UBC Controlled IP are hereby exclusively licensed to Tekmira as follows:
(a)    All UBC Controlled Patent Rights that claim priority to the “Patents” (as such term is defined in the UBC-Tekmira License Agreement) (collectively, “Schedule A IP”), shall be added to Schedule A of the UBC-Tekmira License Agreement and the terms and conditions of the UBC-Tekmira License Agreement (including, without limitation, the financial terms and conditions of such agreement) shall apply to such Schedule A IP.

(b)    With respect to all UBC Controlled IP other than Schedule A IP (collectively, “Schedule 1 IP”), the Patent Rights comprising such UBC Controlled IP shall be listed on Schedule 1 to this Supplemental Agreement and, whether or not so listed, shall be and hereby are exclusively licensed to Tekmira in the Field of Use under the terms and conditions of the UBC-Tekmira License Agreement (the “Tekmira License”); provided, however, that (i) the provisions of Articles 5 and 11 of the UBC-Tekmira License Agreement will not apply to such license or any sublicenses under such license, (ii) Section 7.4 (Patent Filings) of the Research Agreement shall apply to the Schedule 1 IP in lieu of Article 6 of the UBC-Tekmira License Agreement; provided further, that Tekmira agrees to cooperate and if necessary, to be joined as a party, to any infringement suits brought by Alnylam, UBC or AlCana pursuant to Section 7.4.3 or 7.4.4 of the Research Agreement, and the part(ies) bringing such suit shall reimburse Tekmira for any reasonable costs incurred by Tekmira as a result of cooperating with or participating in any such action, and (iii) Section 8.3 (Diligence) of the Research Agreement shall apply to the Schedule 1 IP in lieu of Sections 10.2 through 10.8 of the UBC-Tekmira License Agreement. Moreover, Tekmira and Protiva hereby acknowledge and agree to the provisions of Sections 7.3 (Ownership of Program Developments and Program Materials), 8.2.1 (Licenses), 8.2.5 (Retained Right of UBC) and Exhibit E (UBC Terms and Conditions) of the Research Agreement, and consent to the license grant by UBC in Section 6.4 of the Research Agreement.

2.Assignment of UBC Controlled IP. Appropriate assignments of title in and to UBC Controlled IP generated by AlCana will be made by AlCana to UBC in the Field of Use, in accordance with the Research Agreement and in form and substance reasonably acceptable to Alnylam, UBC and Tekmira, to enable UBC to grant the above-described license to UBC Controlled IP to Tekmira.

3.Alnylam Sublicense of UBC Controlled IP. Tekmira hereby exclusively sublicenses all UBC Controlled IP to Alnylam (“Alnylam Sublicense”) under the terms of the UBC Sublicense Agreement; provided, however, that (a) notwithstanding the definition of “Products” in the UBC Sublicense Agreement, the Alnylam Sublicense under and to the UBC Controlled IP shall be expanded to include any and all purposes within the Field of Use, (b) the terms of Section 3.2(b) of the UBC Sublicense Agreement shall not apply to the Schedule 1 IP, (c) the financial terms of the UBC Sublicense Agreement shall not apply to the Alnylam Sublicense with respect to Schedule 1 IP (and for clarity, Alnylam shall not be required to pay milestones or royalties to Tekmira under either the UBC Sublicense Agreement or the

Alnylam-Tekmira License Agreement in respect of the Schedule 1 IP, but will be required to do so in respect of the Schedule A IP), (d) Alnylam, as Payor for such purpose, shall instead pay milestones and royalties directly to UBC and AlCana in respect of the Alnylam Sublicense with respect to Schedule 1 IP as set forth in Section 8.4 of the Research Agreement, (e) Section 7.4 (Patent Filings) of the Research Agreement shall apply to the Schedule 1 IP in lieu of Article 6 and Sections 7.5, 7.6 and 7.7 of the UBC Sublicense Agreement, (f) Sections 8.2.2, 8.2.3 and 8.2.4 of the Research Agreement shall apply to Alnylam’s sublicenses of UBC Controlled IP in lieu of Sections 4.1 through 4.4 of the UBC Sublicense Agreement, and (g) Section 8.3 (Diligence) and Section 10.2.3 of the Research Agreement shall apply to the Schedule 1 IP in lieu of Sections 10.2 through 10.8 of the UBC-Tekmira License Agreement. For clarity, the provisions of Section 6.4 of the Alnylam-Tekmira License Agreement shall not apply to the Alnylam Sublicense of the UBC Controlled IP and the sublicensing restrictions of Section 6.2.2 of the Alnylam-Tekmira License Agreement will not apply to Alnylam’s sublicenses of UBC Controlled IP.

4.Consultant IP. The Consulting Agreements provide for assignments to Alnylam of inventions, discoveries, improvements, ideas, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of Consulting Services (as defined in the applicable Consulting Agreement) (collectively, “Consultant IP”). Alnylam will pay milestones and royalties as set forth in Section 8.4 of the Research Agreement to Payee, for the benefit of AlCana, in respect of Consultant IP in the Field of Use. Solely for purposes of the application of the terms of Section 8.4 of the Research Agreement to this Section 4, all references in Section 8.4 of the Research Agreement and the defined terms of the Research Agreement used in such Section 8.4 to “UBC Controlled IP” shall be replaced with the collective reference to “Consultant IP”. For clarity, if a product, good or service is a Licensed Product by virtue of being covered by an Outstanding Claim of both UBC Controlled IP and Consultant IP, each of the milestone payments set forth in Section 8.4.1 shall be payable only once with respect to such Licensed Product and only one royalty shall be due to the Payee in respect of such Licensed Product.

5.Tekmira and Protiva Sublicenses and Licenses of Schedule 1 IP and Consultant IP. Alnylam will sublicense its rights to all Schedule 1 IP and license its rights to Consultant IP to (a) Tekmira under the terms of the Alnylam-Tekmira License Agreement, as if such Schedule 1 IP and Consultant IP were included in the definition of Alnylam Core Patent Rights in the Alnylam-Tekmira License Agreement and for the same uses and purposes as applicable under the license of such Alnylam Core Patent Rights under the Alnylam-Tekmira License Agreement (“Tekmira Sublicense”); provided, however, that the financial terms of the Alnylam-Tekmira License Agreement shall not apply to the Tekmira Sublicense (and for clarity, Tekmira shall not be required to pay milestones or royalties to Alnylam under the Alnylam-Tekmira License Agreement in respect of the Schedule 1 IP or the Consultant IP), and Tekmira, as the Payor for such purpose, shall instead pay milestones and royalties directly to UBC for the benefit of UBC and AlCana in respect of the Tekmira Sublicense as set forth in Section 8.4 of the Research Agreement; and (b) Protiva under the terms of the Alnylam-Protiva License Agreement, as if such Schedule 1 IP and Consultant IP were included in the definition of Alnylam Patent Rights in the Alnylam-Protiva License Agreement and for the same uses and purposes as applicable under the license of such Alnylam Patent Rights under the Alnylam-Protiva License Agreement (“Protiva Sublicense”); provided, however, that the financial terms of the Alnylam-Protiva License Agreement shall not apply to the Protiva Sublicense (and for clarity, Protiva shall not be required to pay milestones or royalties to Alnylam under the Alnylam-Protiva License Agreement in respect of the Schedule 1 IP or the Consultant IP), and Protiva, as the Payor for such purpose, shall instead pay milestones and royalties directly to UBC for the benefit of UBC and AlCana in respect of the Protiva Sublicense as set forth in Section 8.4 of the Research Agreement. Solely for purposes of the application of the terms of Section 8.4 of the Research Agreement to this Section 5, all references in Section 8.4 of the Research Agreement and the defined terms of the Research Agreement used in such Section 8.4 to “UBC Controlled IP” shall be replaced with the collective reference to “Schedule 1 IP and Consultant IP”.

6.AlCana License of Consultant IP in the Supplemental Field. (a) As used in this Supplemental Agreement, the “Supplemental Field” means Antisense and Gene Therapy. Alnylam hereby grants to AlCana an exclusive, worldwide, milestone- and royalty-free license to use and sublicense the Consultant IP and to manufacture, have made, distribute, import, use and sell any products, processes, or services under any Patent Rights claiming Consultant IP, in each case in the Supplemental Field.

(b)    Subject to Sections 6(c) and 6(d), all patent applications necessary to protect the interests of the parties in any Consultant IP will be prepared, filed, prosecuted, maintained, defended and paid for by Alnylam. Alnylam will use Commercially Reasonable Efforts to diligently prosecute and maintain such patent applications, however, nothing in this Supplemental Agreement shall be construed to require Alnylam to prepare, file, prosecute, maintain, defend or pay for any patent applications covering Consultant IP outside the Field of Use. Through such mutually agreeable procedures as the parties may adopt from time to time, Alnylam will provide AlCana with copies of all material documents received or prepared by or on behalf of Alnylam in the prosecution and maintenance of such patents and patent applications with respect to Consultant IP (provided, however, that Alnylam shall not be required to share any provisional patent applications before [**] months prior to the date of filing a utility patent application or international PCT application), and shall provide such copies in a timely manner to allow AlCana a reasonable opportunity to comment and request changes. Alnylam agrees to include all reasonable comments of AlCana; provided, however, that Alnylam shall have the right to make any final determination in the event of any dispute between Alnylam and AlCana relating to any decision in connection with the preparation, filing, prosecution or maintenance of any such patent application or patent.

(c)    If Alnylam elects not to file or thereafter prosecute particular Consultant IP or a Consultant IP Patent Right in any country that has application in the Supplemental Field, Alnylam will promptly notify AlCana in writing, and AlCana will have the right, but not the obligation, to file and prosecute any Consultant IP or claims of a Consultant IP

Patent Right, in each case, that have application solely in the Supplemental Field, and/or maintain the affected patent in the applicable country(ies), at its expense.

(d)    Subject to Section 6(e), Alnylam shall have the exclusive right, but not the obligation, to initiate and maintain, at its expense, an appropriate suit anywhere in the world against any Third Party who at any time is suspected of infringing or using without proper authorization all or any portion of Consultant IP, and shall control any such action for which it exercises such right. AlCana agrees to cooperate with Alnylam in such action (including without limitation, signing all necessary documents and vesting in Alnylam the right to start the litigation), and Alnylam shall reimburse AlCana for any reasonable costs AlCana incurs as a result of cooperating with such action. Any amounts obtained by Alnylam for the infringement of Consultant IP will be retained by Alnylam. AlCana may bring suit for infringement or unauthorized use of Consultant IP in the Supplemental Field, at its own expense, if Alnylam elects not to commence suit under this Section within [**] days of notice of such alleged infringement from AlCana. Alnylam agrees to cooperate with AlCana in such action, and AlCana shall reimburse Alnylam for any reasonable costs Alnylam incurs as a result of cooperating with such action. Any amounts obtained by AlCana for the infringement of Consultant IP in the Supplemental Field will be retained by AlCana. All parties agree to be bound by the outcome of a suit for infringement under this Section.

(e)    Alnylam and AlCana will promptly notify each other in writing of any complaint received by such party or its Related Parties alleging infringement of any patent or other proprietary rights regarding the use of the Consultant IP, and Alnylam and AlCana will promptly meet to consider the claim or assertion and the appropriate course of action. Each of Alnylam and AlCana shall have the right to take action to defend any such claim brought against it by a Third Party, provided, however, that neither AlCana nor Alnylam will enter into any settlement of any claim described in this Section 6(e) that affects adversely the other party’s rights or interests without first obtaining such party’s written consent, which consent shall not be unreasonably withheld.

7.Tekmira and Protiva Licenses in the Supplemental Field. (a) UBC and AlCana, to the extent of their respective interests and on the terms and conditions stated in Schedule 2 to this Supplemental Agreement, hereby grant to Tekmira and Protiva, and each of them, a nonexclusive, worldwide, milestone- and royalty-bearing license (or sublicense, as the case may be) to use and sublicense (as provided in Section 7(b) below) the Schedule 1 IP and the Consultant IP and to manufacture, have made, distribute, import, use and sell any products, processes, or services in each case in the Supplemental Field, under any Patent Rights claiming Schedule 1 IP or Consultant IP (the “Supplemental IP License”).

(b)     Tekmira and Protiva, and each of them, shall have no right to grant sublicenses under the licenses granted in this Section 7 other than as follows: (i) to an Affiliate, or (ii) solely for application to a Licensed Product (as defined in Schedule 2 to this Supplemental Agreement) that has, prior to the grant of the sublicense, been substantially developed by Tekmira and/or Protiva or by Tekmira and/or Protiva pursuant to a Bona Fide Collaboration to the point of completion of pharmacology and GLP toxicology studies intended to support an IND application. For purposes of this Section 7, a “Bona Fide Collaboration” means a collaboration between Tekmira and/or Protiva and one or more Third Parties involving the development of one or more products within the Supplemental Field and established under a written agreement in which (x) the scope of the licenses granted, and financial or other commitments of value, are of material value to Tekmira and/or Protiva, and (y) Tekmira and/or Protiva undertakes and performs substantial, mutual research activity with the Third Party. For purposes of clarity, it is understood and agreed that no collaboration in which all or substantially all of Tekmira’s and/or Protiva’s contributions or anticipated contributions are or will be solely in the form of the grant by Tekmira or Protiva of licenses or sublicenses to one or more intellectual property rights, will be considered a Bona Fide Collaboration.

(c)     In the event that AlCana’s license to the Consultant IP is terminated for any reason, the Supplemental IP License will survive any such termination as a direct license of the Consultant IP by Alnylam to Tekmira in the Supplemental Field; provided that Tekmira and Protiva, respectively: (i) are not then in breach of any terms or conditions governing its rights under the Supplemental IP License; (ii) and as the case may be, agree in writing to be bound to Alnylam as licensor under the terms and conditions of this Supplemental Agreement applicable to the Supplemental IP License; (iii) will negotiate in good faith with Alnylam an appropriate agreement, or amendment to this Supplemental Agreement, to substitute Alnylam for AlCana as the licensor, and Alnylam for UBC as Payee, with respect to the Consultant IP, in each case under terms no less favorable, in the aggregate, for Alnylam than the applicable terms of this Supplemental Agreement; and (iv) will pay Alnylam’s reasonable legal costs incurred in the course of negotiating such agreements.

8.Other IP. No grant of a license, sublicense, or other right in or to the use of any of the UBC Controlled IP or Consultant IP described in this Supplemental Agreement will, by implication or otherwise, be construed to extend any right for the grantee to practice or exploit any Intellectual Property of the grantor that is not UBC Controlled IP or Consultant IP, as the case may be, even where such other Intellectual Property may be required for the exercise of the grantee’s rights in or to the UBC Controlled IP or the Consultant IP, as the case may be, it being understood that any such rights in Intellectual Property other than UBC Controlled IP and Consultant IP must be obtained by the grantee, if at all, under agreements other than this Supplemental Agreement.

9.Representations and Warranties; Certain Disclaimers. (a) Each of the parties to this Supplemental Agreement acknowledges and agrees to the following, for the benefit of each of the other parties to this Supplemental Agreement:

(i)    It is a company or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Supplemental Agreement, including, without limitation, the right to grant and transfer the rights granted and transferred hereunder.

(ii)    As of the effective date of this Supplemental Agreement: (x) it has the corporate power and authority and the legal right to enter into this Supplemental Agreement and perform its obligations hereunder; (y) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Supplemental Agreement and the performance of its obligations hereunder; and (z) this Supplemental Agreement has been duly executed and delivered on behalf of such party, and constitutes a legal, valid and binding obligation of such party that is enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors’ rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

(iii)    Except for the agreements listed on Schedule 3 to which it is a party, (and with respect to which such party makes no representation or warranty): (x) to such party’s best knowledge after reasonable inquiry, it has not entered, and shall not enter, into any agreement that is in conflict with the rights granted to any other party under this Supplemental Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to any other party under this Supplemental Agreement, or that would otherwise materially conflict with or adversely affect the rights granted to any other party under this Supplemental Agreement; and (y) its performance and execution of this Supplemental Agreement does not and will not result in a breach of any other contract to which it is a party.

(b)    Protiva and Tekmira acknowledge and agree (i) that notwithstanding anything in this Supplemental Agreement, the UBC- Tekmira License Agreement, the UBC Sublicense Agreement, the Alnylam-Tekmira License Agreement or the Alnylam-Protiva License Agreement (collectively, the “Original Transaction Documents”) to the contrary, none of UBC, AlCana or Alnylam makes any representations or warranties whatsoever to Tekmira or Protiva regarding the UBC Controlled IP or the Consultant IP; and (ii) to the disclaimers and limitations of liability set forth in Sections 11.2, 11.4 and 11.5 of the Research Agreement. The other parties to this Supplemental Agreement agree that AlCana shall have no liability to them under the terms of the Original Transaction Documents.

10. Indemnification; Limitation of Liability. (a) Tekmira and Protiva will indemnify UBC, its Board of Governors, officers, employees, faculty, students and agents (“UBC Indemnitees”) for any claims, including reasonable attorneys’ fees for defending those claims (“Claims”), based on or arising out of (i) the exercise by the Tekmira Indemnitees

(defined below) of their rights under this Supplemental Agreement or the Research Agreement, or (ii) the use of the UBC Controlled IP, Consultant IP or any Licensed Products by the Tekmira Indemnitees or their respective distributors, customers or end-users; provided, however, that Tekmira and Protiva shall not be required to indemnify the UBC Indemnitees for any Claim (x) that arises solely due to the gross negligence or willful misconduct of, or the material breach of this Supplemental Agreement or Research Agreement by, a UBC Indemnitee or (y) described under clause (i) above unless such Claim alleges the negligence or willful misconduct of, or the material breach of this Supplemental Agreement or Research Agreement by, a Tekmira Indemnitee, it being understood and agreed that such indemnification obligation shall not apply if such allegations are later determined by a court or jury of competent jurisdiction in an un-reversed, un-appealable or un-appealed decision, to be untrue or unproven, with the result that such allegations are dismissed or withdrawn (other than by agreement between the indemnifying party and the plaintiff making such allegations). UBC will promptly notify Tekmira and Protiva of a Claim and will reasonably cooperate with the defense thereof. Each of Tekmira and Protiva shall be entitled to exercise its right of offset as a Payor described under Section 11.5 of the Research Agreement to recover any amounts paid to UBC pursuant to this Section 10(a) which UBC was not entitled to receive.
(b)    Tekmira and Protiva will indemnify the Alnylam Indemnitees and the AlCana Indemnitees for any Claims based on or arising out of (i) a Tekmira Indemnitee’s negligence or willful misconduct, or (ii) a Tekmira Indemnitee’s breach of this Supplemental Agreement or the Research Agreement, or (iii) the use by a Tekmira Indemnitee of the UBC Collaboration IP or Consultant IP licensed to Tekmira and Protiva under the Supplemental IP License or any Licensed Products (in the case of (iii) only, except to the extent that any such Claims are attributable to the negligence, willful misconduct or material breach of this Supplemental Agreement by an Alnylam Indemnitee (in the case of an indemnification obligation to Alnylam) or an AlCana Indemnitee (in the case of an indemnification obligation to Alnylam)). Each of Alnylam and AlCana, as applicable, will promptly notify Tekmira and Protiva of a Claim and will reasonably cooperate with the defense thereof.
(c)    Alnylam will indemnify Tekmira, Protiva, their Related Parties and their respective directors, employees and agents (the “Tekmira Indemnitees”) for any Claims based on or arising out of (i) an Alnylam Indemnitee’s negligence or willful misconduct, or (ii) an Alnylam Indemnitee’s breach of this Supplemental Agreement or the Research Agreement, or (iii) the use by Alnylam or its Related Parties (for clarity, AlCana is not a Related Party of Alnylam) of the UBC Controlled IP or Consultant IP licensed or assigned to Alnylam as described in this Supplemental Agreement or any Licensed Products (in the case of (iii) only, except to the extent that any such Claims are attributable to the negligence, willful misconduct or material breach of this Supplemental Agreement by a Tekmira Indemnitee). Tekmira and Protiva will promptly notify Alnylam of a Claim and will reasonably cooperate with the defense thereof.
(d)    AlCana will indemnify the Tekmira Indemnitees for any Claims based on or arising out of (i) an AlCana Indemnitee’s negligence or willful misconduct, or (ii) an AlCana Indemnitee’s breach of this Supplemental Agreement or the Research Agreement, or (iii)

the use by AlCana or its Related Parties of the UBC Controlled IP or Consultant IP licensed or assigned to AlCana as described in this Supplemental Agreement or any Licensed Products (in the case of (iii) only, except to the extent that any such Claims are attributable to the negligence, willful misconduct or material breach of this Supplemental Agreement by a Tekmira Indemnitee. Tekmira and Protiva will promptly notify AlCana of a Claim and will reasonably cooperate with the defense thereof.
(e)     To be eligible to be indemnified hereunder, the indemnified party shall provide the indemnifying party with prompt notice of the Claim giving rise to the indemnification obligation pursuant to this Section 10 and the exclusive ability to defend (with the reasonable cooperation of the indemnified party) or settle any such Claim; provided, however, that the indemnifying party shall not enter into any settlement for damages other than monetary damages without the indemnified party’s written consent, such consent not to be unreasonably withheld. The indemnified party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying party. If the parties cannot agree as to the application of Sections 10(a) through (d), inclusive, to any particular Claim, the parties may conduct separate defenses of such Claim. Each party reserves the right to claim indemnity from the other in accordance with Sections 10(a) through (d) above, inclusive, upon resolution of the underlying claim, notwithstanding the provisions of this Section 10(e) requiring the indemnified party to tender to the indemnifying party the exclusive ability to defend such claim or suit.
(f)    NO PARTY WILL BE LIABLE UNDER ANY LEGAL OR EQUITABLE THEORY WHETHER TORT (INCLUDING NEGLIGENCE), CONTRACT (INCLUDING FUNDAMENTAL BREACH) OR OTHERWISE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, AGGRAVATED, EXEMPLARY, PUNITIVE DAMAGES OR LOST PROFITS ARISING OUT OF OR RELATED TO THIS SUPPLEMENTAL AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, ARISING FROM OR RELATING TO ANY BREACH OF THIS SUPPLEMENTAL AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A MATERIAL BREACH OF ANY CONFIDENTIALITY AND NON-USE OBLIGATIONS. NOTHING IN THIS SECTION 10(f) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY.
11.Original Transaction Documents. For clarity, the existing financial terms of the Original Transaction Documents (a) will apply to licenses and sublicenses of Schedule A IP under the Original Transaction Documents and (b) will not apply to the transactions contemplated under this Supplemental Agreement with respect to Schedule 1 IP and the Consultant IP. Without waiving any rights it may have to obtain information in the course of discovery in any legal proceeding, AlCana acknowledges that it need not see such agreements in unredacted form, and that it need not, in order to enter into or to perform under this Supplemental Agreement, know the details of such financial terms whether now existing or hereafter altered.
12.Waiver; Non-suit Covenant. In consideration of the foregoing, Tekmira and Protiva hereby (a) waive all prohibitions and restrictions upon [**] (and any other UBC employee involved in the Research Program who was a former Tekmira employee) and each former Tekmira employee who is subject to the provisions of an Employment Agreement arising out of, under or in connection with their former employment by Tekmira, to the extent that any activities of such former Tekmira employee are carried out pursuant to the Research Program, the Consulting Agreements or in connection with the performance of obligations or the exercise of rights under this Supplemental Agreement; and (b) covenant not to sue Alnylam, UBC, AlCana or any of the former Tekmira employees employed by AlCana or UBC, for any cause of action relating to such activities that arises out of, under or in connection with the former employment by Tekmira of such former Tekmira employees. For clarity, a failure by any party to perform its respective obligations under this Supplemental Agreement shall not entitle any other party to sue any non-breaching party. Such former Tekmira employees are intended Third Party beneficiaries of this provision.
13.Disclosures. (a) Each of Alnylam, UBC and AlCana hereby affirms that it will not attempt to obtain any disclosures of any of Tekmira’s or Protiva’s confidential information from any of such former Tekmira employees except to the extent the same is necessary for AlCana’s conduct of its activities under the Research Program.

(b)    Notwithstanding anything in the Original Transaction Documents to the contrary, none of UBC, AlCana or Alnylam will disclose any UBC Controlled IP or Consultant IP to Tekmira or Protiva unless (i) such UBC Controlled IP or Consultant IP is presented in one or more patent applications, in which event, Alnylam shall promptly, and at the latest [**] days after filing a patent application (including without limitation, a provisional patent application) presenting UBC Controlled IP or Consultant IP, make disclosure of such UBC Controlled IP or Consultant IP to Tekmira and Protiva; or (ii) subject to clause (i) above, Tekmira or Protiva requests disclosure in writing of particular UBC Controlled IP or Consultant IP that Tekmira or Protiva believes in good faith is necessary to practice UBC Controlled IP or Consultant IP disclosed in clause (i) above (in which event Alnylam shall make such disclosure to Tekmira or Protiva as so requested).  Tekmira and Protiva agree (x) to acknowledge receipt of all disclosures in writing and (y) that no confidential information contained in any provisional patent application provided to Tekmira or Protiva under this Section 13(b), whether patentable or not, will be disclosed to Third Parties or included in any patent filing or publication by Tekmira or Protiva prior to the [**] anniversary of the date a copy of such provisional patent application was first received by Tekmira or Protiva.  For clarity, if pursuant to the procedures set forth in Section 3.1(d) of the Research Agreement the Joint IP Committee referred to therein determines that a Program Development is UBC Controlled IP after a provisional patent application has already been filed presenting such Program Development, then Alnylam shall have [**] days after such determination to disclose such Program Development to Tekmira and Protiva.

(c)    The parties agree that Section 9.0 of each of the UBC-Tekmira License Agreement and the UBC Sublicense Agreement shall not apply to Confidential Information received under or in connection with this Supplemental Agreement or the Research Program. Each of the parties agrees that Section 9.1 of the Research Agreement will, mutatis mutandis, apply to this Supplemental Agreement, and that, solely for the purposes of Section 9.1 of the Research Agreement, the term “Disclosing Party” in such Section 9.1 will be deemed to include Tekmira and Protiva to the extent they disclose any confidential information to any of UBC, AlCana or Alnylam under or in connection with this Supplemental Agreement or the Research Program, and the term “Receiving Party” in such Section 9.1 will be deemed to include Tekmira and Protiva to the extent they receive any confidential information from any of UBC, AlCana or Alnylam under or in connection with this Supplemental Agreement or the Research Program.

(d)    Tekmira and Protiva agree to be bound by the provisions of Section 9.3 (Publicity) of the Research Agreement, and each of UBC, AlCana and Alnylam agrees that, solely for the purposes of requiring consent under such Section 9.3 from a “Party,” the term “Party” in such Section 9.3 will be deemed to include Tekmira and Protiva.

14.Term. This Supplemental Agreement will remain in effect for the term of the Research Agreement, and thereafter to the extent required to implement the parties’ agreements (including without limitation any payment obligations) with respect to the Research Program, the UBC Controlled IP and the Consultant IP, and will survive any termination or expiration of the Employment Agreements or the Consulting Agreements. AlCana, UBC, and/or Alnylam shall promptly notify Tekmira and Protiva of (a) the alteration of the material terms of the Research Agreement or the Consulting Agreements, it being agreed that no such alteration will be made without Tekmira’s and Protiva’s prior consent if it would reduce or impair any right under this Supplemental Agreement of, or impose any obligation upon, Tekmira or Protiva, and (b) any extension of the life of the Research Program, including a statement of the new duration of the Research Program.

15.Other Provisions. For clarity, the parties hereby agree that the non-financial provisions (i.e., those provisions other than the provisions relating to milestone and royalty payments), including without limitation, the termination-related provisions of (a) the UBC-Tekmira License Agreement and UBC Sublicense Agreement shall (except as expressly set forth in this Supplemental Agreement) apply with respect to UBC Controlled IP under the Tekmira License and the Alnylam Sublicense, (b) the Alnylam-Tekmira License Agreement shall apply to Schedule 1 IP and Consultant IP under the Tekmira Sublicense, (c) the Alnylam-Protiva License Agreement shall apply to Schedule 1 IP and Consultant IP under the Protiva Sublicense and (d) Section 7 and Schedule 2 of this Supplemental Agreement shall apply to the Supplemental IP License; provided, however, that any termination or conversion to non-exclusivity as a consequence for a material breach shall be limited to the Intellectual Property that is the subject of the material breach.

16.Miscellaneous Provisions. The provisions of Sections 13.4 (Remedies), 13.8 (No Modification), 13.10 (Waiver), 13.11 (Severability; Reformation), and 13.12 (Counterparts) of the Research Agreement, also apply to this Supplemental Agreement. The notice provisions of Section 13.9 of the Research Agreement also apply to this Supplemental Agreement; provided that the notice addresses of Tekmira and Protiva are as follows:

If to Tekmira or Protiva, to:    Tekmira Pharmaceuticals Corporation
or, as the case may be: Protiva Biotherapeutics Inc.
#200 – 8900 Glenlyon Parkway
Burnaby, B.C.

Canada V5J 5J8
Attention: President and C.E.O.
Facsimile No.: (604) 419-3201

With copy to:            Fenwick & West LLP
1191 Second Avenue, 10th Floor
Seattle, WA 98101
Attention: Roger M. Tolbert
Facsimile No.: (206) 389-4511

17.Further Assurances. Each of Alnylam, AlCana, UBC, Tekmira and Protiva agrees from time to time to execute and deliver all such further documents and instruments and do all acts and things as a party may reasonably require to carry out or better evidence or perfect the full intent and meaning of this Supplemental Agreement. Each party acknowledges that it has read this Supplemental Agreement and each of its attachments.

18.Assignment. Except as expressly provided in this Supplemental Agreement, neither this Supplemental Agreement, nor any rights or obligations hereunder, may be transferred or assigned, in whole or in part, by any party without the prior written consent of the other parties. However, each of Alnylam, AlCana, Tekmira, and Protiva (each, an “Assigning Party”) may transfer or assign this Supplemental Agreement, in whole or in part, without the prior written consent of any other party, to an Affiliate of the Assigning Party, or in connection with a merger, consolidation, or a sale or transfer of all or substantially all of the assets to which this Supplemental Agreement relates; provided, that all obligations of the Assigning Party are assumed by the assignee under an assignment and assumption agreement in a form approved by UBC within [**] days of completion of such merger, consolidation, or a sale or transfer of all or substantially all of the assets to which this Supplemental Agreement relates. Any transfer or assignment of its interest in UBC Controlled IP or Consultant IP by UBC or AlCana within the Field of Use or the Supplemental Field shall be expressly subject to the licenses contemplated herein.

19.Entire Agreement. This Supplemental Agreement is the only agreement between or among Tekmira and/or Protiva, on one hand, and any of Alnylam, UBC, and/or AlCana, on the other hand, bearing directly upon the Research Program and the Consultant IP. Except as expressly stated herein, neither this Supplemental Agreement nor any discussions, proposals or negotiations with respect hereto or otherwise with respect to the Research Program will alter the terms of, or constitute a waiver or release of any party’s rights or obligations under, any of the existing agreements between or among Tekmira and/or Protiva, on one hand, and Alnylam and/or UBC, on the other hand, including without limitation the provisions of such agreements regarding the termination of such agreements and the consequences thereof.

20.Governing Law. This Supplemental Agreement will be governed by, construed and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada in force in such Province. All parties agree that by signing this Supplemental Agreement they have attorned to the jurisdiction of the Supreme Court of British

Columbia. The courts of British Columbia shall have exclusive jurisdiction over the interpretation and enforcement of this Supplemental Agreement.
[Signature page follows]

The foregoing Supplemental Agreement is hereby agreed by the parties through the signatures below of their authorized personnel, as of the effective date set forth above:
Alnylam Pharmaceuticals, Inc.
By ____/s/ John M. Maraganore_______
Title __Chief Executive Officer________
Date Signed ___7/27/09_____________
Tekmira Pharmaceuticals Corporation
By ___/s/ Mark Murray______________
Title _President and CEO_______________
Date Signed ____July 27, 2009__________
Protiva Biotherapeutics Inc.
By ___/s/ Mark Murray______________
Title _President and CEO______________
Date Signed ___July 27, 2009__________
The University of British Columbia
By ___/s/ J.P. Heale_________________
Title __Associate Director, University-Industry Liaison Office
Date Signed __July 27 2009_________
AlCana Technologies, Inc.
By __/s/ T.D. Madden____________
Title ___President and CEO
Date Signed ___July 27, 2009_________

Exhibit A
Employment Agreements
[**]

Exhibit B
Research Agreement
See Attached

Incorporated by reference to Exhibit 10.1 of Alnylam Pharmaceuticals, Inc.’s
Current Report on Form 8-K filed with the Securities and Exchange Commission on June 29, 2011.

Schedule 1
Patent Rights

None as of the Effective Date

Schedule 2
Terms of License in Supplemental Field

1.    Definitions. The following capitalized terms shall have the meanings set forth in this Section 1. Capitalized terms used, but not otherwise defined, in this Schedule 2 shall have the meanings ascribed to such terms in the Supplemental Agreement and/or the Research Agreement.

“Consultant IP Patent Right” means a Patent Right claiming Consultant IP.

“Licensed Product” means, for the purpose of this Schedule 2, any product, good or services covered by an Outstanding Claim of the Schedule 1 IP or the Consultant IP.

“Net Sales” means the aggregate gross invoice prices of all units of the Licensed Product sold by a Payor and its Related Parties to Payor Third Parties (other than to a Sublicensee of Schedule 1 IP or Consultant IP) after deducting, if not previously deducted, from the amount invoiced or received: (a) trade and quantity discounts actually given other than early pay cash discounts; (b) returns, rebates, chargebacks and other allowances actually given; (c) retroactive price reductions that are actually granted; (d) sales or excise taxes, customary transportation and insurance, custom duties, and other governmental charges if separately set forth in the invoiced amount; and (e) a fixed amount equal to [**] percent ([**]%) of the invoiced amount to cover bad debt and early payment cash discounts. In the event that a Payor or its Related Parties receives non-cash consideration for the sale of Licensed Products, such Payor or its Related Parties, as the case may be, shall include the fair market value of such non-cash consideration in its determination of the gross invoice price.

With respect to sales of the Licensed Product combined with any other clinically active therapeutic, prophylactic or diagnostic ingredient, mechanism or device (a “Companion Product”) where either or both of the Licensed Product or the Companion Product is available for sale independently of the other (“Combination Products”), Net Sales shall be calculated on the basis of the gross invoice price of the Licensed Product(s) containing the same composition and concentration of active ingredient sold without the Companion Product. In the event that the Licensed Product is sold only as a Combination Product, the Net Sales shall be calculated on the basis of the gross invoice price of the Combination Product less the gross invoiced price of the Companion Product sold without the Licensed Product. In the event that the Licensed Product and the Companion Product are each sold independently, the Net Sales shall be calculated by multiplying (i) the gross invoiced price of the Combination Product by (ii) the quotient achieved by dividing (A) the gross invoiced price of the Licensed Product by (B) the sum of the gross invoiced price of the Licensed Product plus the gross invoiced price of the Companion Product. The deductions set forth in clauses (a) through (e) above will be applied in calculating Net Sales for a Combination Product in proportion to the ratio of the Net Sales for the Licensed Product to the Net Sales of the entire Combination Product, each as calculated in accordance with this paragraph. If neither the Licensed Product nor the Companion Product is sold independently, then Net Sales shall be calculated on the basis of the gross invoice price of the Combination Product without any reduction or deduction for the value of the Companion Product. For greater clarity it is confirmed that no such reduction or deduction from Net Sales shall be made for: (i) any Licensed Product which consists of a combination of a liposomal delivery technology and any clinically active therapeutic, prophylactic or diagnostic ingredient or Material; or (ii) any Licensed Product with respect to which any adjustment for Third Party royalties is allowed under Section 4(b) of this Schedule 2.

“Payor” means, for the purpose of this Schedule 2, Tekmira or Protiva, and “Payors” means Tekmira and Protiva, collectively.

“Related Parties” means, for the purpose of this Schedule 2, with respect to (a) Tekmira, Tekmira’s Affiliates and sublicensees of Schedule 1 IP or Consultant IP; and (b) Protiva, Protiva’s Affiliates and sublicensees of Schedule 1 IP or Consultant IP.

“Royalty Term” means, separately with respect to each Licensed Product in each country, the period (a) commencing on the First Commercial Sale of such Licensed Product in such country (provided, that either (i) such Licensed Product is covered by an Outstanding Claim of a Schedule 1 IP Patent Right or Consultant IP Patent Right in such country at the time of such First Commercial Sale in such country, or (ii) the manufacture of such Licensed Product is covered by an Outstanding Claim of a Schedule 1 IP Patent Right or Consultant IP Patent Right in the country or countries of manufacture, in each case at the time of such First Commercial Sale in such country and (b) concluding on the expiration of the latest of (i) the last to expire Valid Claim of a Schedule 1 IP Patent Right or Consultant IP Patent Right in such country covering such Licensed Product, (ii) the last to expire Valid Claim of a Schedule 1 IP Patent Right or Consultant IP Patent Right in the country or countries of manufacture of such Licensed Product covering such Licensed Product, and (iii) twelve (12) years from the date of First Commercial Sale of such Licensed Product in such country.

“Schedule 1 IP Patent Right” means a Patent Right claiming Schedule 1 IP.

2.    Payments. In consideration for the license and sublicense granted in the Supplemental Field under Section 7 of the Supplemental Agreement with respect to Schedule 1 IP and Consultant IP and other good and valuable consideration, the Payors will make the following milestone and royalty payments to UBC for the benefit of UBC and AlCana.

3.    Milestone Payments. The Payors shall make a milestone payment to UBC for the benefit of UBC and AlCana based on achievement of each of the milestone events listed below by such Payor or any Related Parties for Licensed Products that are directed to a particular Target. Such Payor shall notify UBC for the benefit of UBC and AlCana in writing of the achievement of each such milestone event and pay to UBC for the benefit of UBC and AlCana the applicable payment amount set forth below within [**] days of such Payor’s or its Related Parties’ achievement of such milestone event for each such Licensed

Product. Each milestone payment hereunder shall be payable only once by a Payor and its Related Parties with respect to each Target, regardless of the number of times the same milestone is achieved with respect to such Target by a Licensed Product. For clarity, once either Payor has made a particular milestone payment with respect to a Licensed Product that is directed to a particular Target, neither Payor will have any obligation to make such milestone payment again with respect to any other Licensed Product that is directed to the same Target. For example, in the event that further clinical development of a Licensed Product with respect to which one or more milestones payments have been made (an “Original Product”) is halted, and such Licensed Product is replaced in development by a different Licensed Product directed to the same Target (a “Backup Product”), then neither Payor shall be obligated to make any payments with respect to milestones achieved by the Backup Product for which a milestone payment has already been made with respect to the Original Product. However, if such Original Product or Backup Product is subsequently directed to a different Target, then the Payor making such redirection shall be obligated to make any payments with respect to the milestones achieved by such Original Product or Backup Product directed to such different Target. Except as set forth above, each milestone payment shall be nonrefundable and non-creditable against any other payments due under this Schedule 2.

Milestone Event	Payment Amount (U.S. $)
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
4.    Royalties.

(a)Rates. Subject to the other terms of this Section 4, with respect to each Licensed Product, the Payors shall pay UBC for the benefit of UBC and AlCana a royalty (“Royalty”) equal to (i) [**] percent ([**]%) of all Net Sales by any Payor or any Related Parties with respect to each Licensed Product sold during the applicable Royalty Term that is covered by a Valid Claim of a Schedule 1 IP Patent Right or a Consultant IP Patent Right, and (ii) [**] percent ([**]%) of Net Sales by any Payor or any Related Parties with respect to each Licensed Product sold during the applicable Royalty Term that is covered by a Pending Claim of a Schedule 1 IP Patent Right or a Consultant IP Patent Right. Notwithstanding anything in this Schedule 2 to the contrary, if a Licensed Product is (x) covered by an Issued Claim of a Schedule 1 IP Patent Right or a Consultant IP Patent Right in a country, or (y) the manufacture of such Licensed Product is covered by an Issued Claim of a Schedule 1 IP Patent Right or a Consultant IP Patent Right in the country or countries of manufacture, in each case at the time of such First

Commercial Sale in such country, then even if there is no Outstanding Claim of a Schedule 1 IP Patent Right or a Consultant IP Patent Right covering such Licensed Product in either such country or the country or countries of manufacture, the Royalty Term for such Licensed Product shall not terminate until twelve (12) years from the date of First Commercial Sale of such Licensed Product in such country and the royalty rate set forth in Section 4(a)(ii) above shall apply to such Licensed Product after expiration of all Valid Claims of Schedule 1 IP Patent Right or a Consultant IP Patent Right covering such Licensed Product in such country and the country or countries of manufacture. After expiration of the Royalty Term for such Licensed Product, the Consultant IP license with respect to such Licensed Product shall become fully paid and perpetual.

(b)Adjustments for Third Party Royalties. If any Payor or any Related Parties obtains or has obtained a license or similar right from any Payor Third Party under any Patent Rights covering liposomal delivery technology that are reasonably necessary for the manufacture, sale or import of a Licensed Product (including, without limitation, under the UBC-Tekmira License Agreement, the UBC Sublicense Agreement, the Alnylam-Tekmira License Agreement and the Alnylam-Protiva License Agreement, if and as applicable), and if such Payor or Related Parties is required to pay to such Third Party in consideration for the grant of such license or similar right by the Third Party, a royalty calculated on Payor’s or Related Parties’ Net Sales with respect to such Licensed Product (the "Third Party Royalty"), then the Royalty payable pursuant to Section 4(a) shall be reduced by an amount not exceeding [**] percent ([**]%) of the actual Third Party Royalty attributable to the sale of such Licensed Product paid by either Payor or any Related Parties; provided, however: that (i) if the Third Party Royalty is paid by a Sublicensee, then such Third Party Royalty will only be applied to reduce the amount of the royalty payable by Payor to Payee if such Sublicensee’s payment to Payor of royalties on the Sublicensee’s Net Sales of Licensed Products is also reduced in accordance with provisions substantially equivalent to those contained in this subsection 4(b); and (ii) the Royalty payable to UBC for the benefit of UBC and AlCana shall in no event be reduced to less than [**] percent ([**]%) of the amounts set forth in Section 4(a) regardless of the total amount of Third Party Royalties paid, and regardless of the number of Third Party Royalty obligations that may arise with regards to the sale of any Licensed Product.

(c)Other Royalty Provisions. Royalties shall become due and payable within [**] days of each Contract Quarter during the applicable Royalty Term and shall be calculated with respect to Net Sales in the immediately preceding Contract Quarter. Along with its royalty payment hereunder, each Payor and its Related Parties shall provide Payee with a royalty report (in a form that may be reasonably prescribed by the Payee from time to time)

containing the calculation of such royalty. No Royalty shall be due upon the sale or other transfer among a Payor and its Related Parties, but in such cases the royalty shall be due and calculated upon such Payor’s or its Related Parties’ sales of Licensed Product to the first independent Third Party. No royalties shall accrue on the sale or other disposition of the Licensed Product by a Payor or its Related Parties for use in a clinical study sponsored or funded by a Payor or its Related Parties or on the disposition of a Licensed Product in reasonable quantities by a Payor or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose). Other than as set out in this subsection, any other transaction, disposition, or other dealing involving the sale or other transfer of Licensed Products that is not made at fair market value is deemed to have been made at fair market value, and the fair market value of such sale or transfer will be added to and deemed part of the Net Sales and will be included in the calculation of royalties under this Agreement.

(d)Subject to the limitations on UBC’s liability contained in Section 11.5(c) of the Research Agreement, each Payor and its Affiliates shall have the right to offset up to [**] percent ([**]%) of any amounts due to UBC or AlCana, as the case may be, under this Schedule 2, by the amount of any and all damages or losses (including without limitation reasonable attorneys’ fees) incurred by a Tekmira Indemnitee and arising out of the negligence, willful misconduct or material breach of this Supplemental Agreement or the Research Agreement by UBC or AlCana, as the case may be.

5.    Tax. If a Payor concludes that tax withholdings under the laws of any country are required with respect to payments by such Payor under this Supplemental Agreement, the Payor shall withhold the required amount and pay it to the appropriate governmental authority. In any such case, the Payor shall promptly provide UBC for the benefit of UBC and AlCana with original receipts or other evidence reasonably desirable and sufficient to allow UBC and/or AlCana to document such tax withholdings for purposes of claiming foreign tax credits and similar benefits. If UBC or AlCana is required to collect a tax to be paid by a Payor or any of its Related Parties, then Payor will pay the tax to UBC for the benefit of UBC and AlCana on demand.

6.Currency. All dollar amounts ($) specified in this Schedule 2 are United States dollar amounts. All payments under this Schedule 2 shall be made in Canadian dollars.  With respect to United States dollar payments converted to Canadian dollars for payment and for sales of Licensed Products invoiced in a currency other than Canadian dollars, the sales and any amounts payable hereunder shall be expressed in their Canadian dollar equivalent calculated using the applicable Payor’s (or its Related Party’s) own standard currency translation methodology for the conversion of foreign sales currencies into Canadian dollars, which methodology shall be in accordance with such generally accepted accounting methodology used by Payor or Payor’s Related Parties and shall be the methodology generally used by such party for currency conversions in such party’s audited financial statements.

7.Records and Audits. Each Payor shall keep, and shall require all its Related Parties to keep and maintain, correct and complete books of accounts and other records containing all information and data that may be necessary to ascertain and verify the Net Sales of all Licensed Products, the royalties payable under this Schedule 2 and the achievement of all milestone events. Such accounts and records, and the calculation of royalties will be carried out in accordance with U.S. Generally Accepted Accounting Principles (or such other generally accepted accounting methodology used by such Payor’s Related Parties) applied on a consistent basis. During the term of this Supplemental Agreement and for a period of [**] years following its termination or expiration, UBC, for the benefit of UBC and AlCana, shall have the right from time to time (not to exceed [**] during each calendar year) to have an independent certified public accountant inspect such books and records of a Payor and/or its Affiliates at UBC’s and/or AlCana’s expense. Such inspection shall be conducted after reasonable prior notice by UBC to such Payor during such Payor’s ordinary business hours, shall not be more frequent than [**] during each calendar year and may cover only the [**] years immediately preceding the date of the audit. Any such independent certified accountant shall be reasonably acceptable to such Payor, shall execute such Payor’s standard form of confidentiality agreement, and shall be permitted to share with UBC solely its findings (the “Findings”) with respect to the accuracy of the Net Sales, royalties and milestones reported as payable under this Agreement. If such accounting determines that such Payor paid UBC for the benefit of UBC and AlCana less than the amount properly due in respect of any period which is the subject of the audit, then such Payor will reimburse UBC for the benefit of UBC and AlCana such amount, and if the amount underpaid exceeds five percent (5%) of the amount actually due and [**] dollars ($[**]), such Payor will also reimburse UBC for the costs of such accounting (including the fees and expenses of the certified public accountant). In the event such accounting determines that the Payor(s) paid more than the amount properly due in respect of any period which is the subject of the audit, then any excess payments shall be credited against future amounts due to UBC for the benefit of UBC and AlCana, or if no such future amounts are reasonably expected to be due, then UBC for the benefit of UBC and AlCana shall reimburse such Payor promptly for any such overpayment.

8.In addition to the foregoing provisions of this Schedule 2, the following provisions of the UBC-Tekmira License Agreement are hereby incorporated by reference, mutatis mutandis, such that UBC, AlCana, Tekmira and Protiva shall be subject to the terms thereof, or entitled to the benefit of such terms, as the case may be: (i) Sections 7.1 to 7.3, inclusive; (ii) Sections 12.1 to 12.3, inclusive; (iii) Sections 17.1 to 17.7, inclusive; (iv) Sections 18.3 and 18.5; and (v) Sections 20.1 to 20.12, inclusive.

Schedule 3
Exceptions to Section 9(a)(iii)

1.Research Agreement
2.Original Transaction Documents
3.Consulting Agreements

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